                                                                  Exhibit (d)(2)

                        First Amended Option Agreement
                        ------------------------------

This Agreement is made by Tutogen Medical GmbH, a German corporation with offices at Industriestrae 6, D-91077 Neunkirchen am Brand, Germany ("Tutogen") and Sulzer Medica A.G., a Swiss corporation with offices at Zucherstrasse 12, 8401 Winterthur, Switzerland ("Sulzer Medica").

                             W I T N E S S E T H:

WHEREAS, Tutogen collects xenograft and donated allograft tissue from sources throughout Europe and within the United States, processes such tissue itself or provides such tissue for processing by others, and distributes processed tissues through various distributors throughout the world;

WHEREAS, Sulzer Medica develops, manufactures, and markets worldwide certain medical implants and surgical products through wholly-owned subsidiaries in its Joint and Fracture Care, Spine Care, Dental Care, and Cardiovascular Care businesses;

WHEREAS, Tutogen, or an affiliate of Tutogen, and Sulzer Spine-Tech Inc., a wholly-owned subsidiary of Sulzer Medica in its Spine Care business, have entered into a U.S. Service Agreement, an International Distribution Agreement, and a Processed Tissue Development and License Agreement, all dated 8 March 2000, by which Sulzer Spine-Tech Inc. will market in the United States and distribute internationally certain processed tissues of Tutogen for surgical application in the human spine;

WHEREAS, Sulzer Medica desires to evaluate the possibility of marketing and distributing Tutogen's processed tissues in its Joint and Fracture Care and Dental Care businesses;

WHEREAS, Tutogen desires to expand its marketing and distribution relationship with Sulzer Medica, but needs a decision from Sulzer Medica within a reasonable period of time in order to continue to grow its business; and

WHEREAS, Tutogen and Sulzer Medica entered into an Option Agreement dated 8 March 2000 and now desire to make a new agreement that will supersede that agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows:

1.   Definitions

     1.1  "Affiliate" shall mean an entity that controls, is controlled by, or
           ---------
          is under common control with a party. For purposes of this definition, "control" shall mean the possession directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

     1.2  "Effective Date" shall mean 8 March 2000.
          --------------

CONFIDENTIAL

     1.3  "Option Period" shall mean the period of time, following the Effective
           -------------
          Date of this Agreement, during which Sulzer Medica may exercise its option. The Option Period, which may vary by Processed Tissue, is set forth in Schedule A.

     1.4  "Processed Tissues" shall mean the xenograft and allograft bone
           -----------------
          tissues processed by Tutogen, as listed in Schedule A, as amended from time to time.

     1.5  "Territory" shall mean the United States of America, including its
           ---------
          territories and possessions ("US") and the rest of the world ("XUS").

2.   Grant of Option

     2.1 In consideration of the value to Tutogen of expanding its existing marketing and distribution relationship with a single international entity, Tutogen hereby grants Sulzer Medica the option for the Option Period as defined between the Parties in Schedule A to enter into one or more agreements with Tutogen for the exclusive right to market or distribute the Processed Tissues in the Territory.

3.   Exercise of Option

     3.1 Sulzer Medica shall exercise its option, if at all, by delivering a written notice to Tutogen within the Option Period specifying the Processed Tissue that Sulzer Medica desires to market or distribute.

     3.2 Sulzer Medica may exercise its option as to some or all of the Processed Tissues at one time or at different times within the Option Period.

     3.3 If Sulzer Medica exercises its option as to a Processed Tissue, Tutogen and Sulzer Medica shall immediately commence negotiations on an agreement giving Sulzer Medica the exclusive right to distribute or make available the Processed Tissue.

     3.4 Tutogen agrees that during the Option Period and for a period of 60 days following Sulzer Medica's notice exercising its option in a Processed Tissue, it shall refrain from negotiations with any party other than Sulzer Medica regarding the distribution making available of such Processed Tissue in the Territory. On expiration of the Option Period, and provided that Sulzer has not exercised the option for a particular Processed Tissue, any and all option rights of Sulzer as to a particular Processed Tissue shall be waived.

4.   Term and Termination

     4.1  Term. This Agreement shall be effective on the Effective Date and
          ----
          shall remain in effect until expiration of the longest Option Period or until the expiration of 60 days following Sulzer Medica's last timely notice that it is exercising its option, whichever is later.

CONFIDENTIAL                               First Amended Option Agreement-Page 2

5.   Representations, Warranties, and Limitations of Liability

     5.1  Tutogen. Tutogen represents and warrants to Sulzer Medica, as follows:
          -------

          5.1.1 Tutogen has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been validly authorized by Tutogen.

          5.1.2 Tutogen has the right to grant to Sulzer the option granted in this Agreement.

     5.2  Sulzer Medica.   Sulzer Medica represents and warrants to Tutogen, as
          -------------
          follows:

          5.2.1 Sulzer Medica has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Sulzer Medica.

     5.3  Exclusion of Other Warranties.  The representations and warranties
          -----------------------------
          stated above 5.1 and 5.2 are expressly in lieu of all other warranties arising out of this Agreement, including but not limited to any warranty, express or implied; of merchantability or of fitness, and constitute the only warranties made with respect to any order or the equipment covered thereby.

   5.4    Limitation of Liability.  Any and all liability between the parties
          -----------------------
          arising out of this Agreement is excluded.


6.   Miscellaneous Provisions

     6.1  Entire Agreement.
          ----------------

        6.1.1 This Agreement, together with the First Amended U.S. Service Agreement, the First Amended International Distribution Agreement, and the First Amended Processed Tissue Development and License Agreement, and the First Amended Umbrella Agreement, all of even date between the parties or their Affiliates, embodies the final, complete, and exclusive understanding between the parties and supersedes all previous agreements, understandings, or arrangements between the parties with respect to its subject matter, including the Option Agreement dated 8 March 2000.

        6.1.2 The Option Agreement dated 8 March 2000 is hereby cancelled entirely and superseded by this Agreement.

        6.1.3 No modification or waiver of any terms or conditions hereof, nor any representations or warranties will be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of the party against whom enforcement is sought.

     6.2  Force Majeure. Neither party will be liable to the other for its
          -------------
          failure to perform any of its obligations under this Agreement only during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control, including but

CONFIDENTIAL                               First Amended Option Agreement-Page 3
          not limited to, strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions (including acts of regulatory authorities and changes in the regulatory scheme for a Processed Tissue), failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that the party experiencing the delay promptly notifies the other of the delay.

     6.3  Notices.  All notices concerning this Agreement will be written in the
          -------
          English language and will be deemed to have been received (a) two days after being properly sent by commercial overnight courier, or (b) one day after being transmitted by confirmed facsimile, in each case addressed to the address below:

          If to Tutogen:

          Tutogen Medical GmbH
          Wetterkreuz 19 A
          D-91058 Erlangen-Tennerlohe
          GERMANY
          Attention: President and CEO
          Telephone: 49 9131 7901-10
          Facsimile: 49 9131 7901-12

          With a copy to:

          Dr. Dirk Lange
          Foerster + Rutow
          Irrerstr. 17-19
          90403 Nurnberg
          GERMANY
          Telephone:  49 (911) 23 569 00
          Facsimile:  49 (911) 23 569 11

          If to Sulzer:

          Sulzer Medica A.G.
          Zurcherstrasse 12
          8401 Winterthur
          SWITZERLAND
          Attention:  President and CEO
          Telephone:  41 52 262 53 50
          Facsimile:  41 52 262 00 59

CONFIDENTIAL                               First Amended Option Agreement-Page 4

          With a copy to:

          Sulzer Medica USA Inc.
          3 East Greenway Plaza, Suite 1600
          Houston, Texas 77046
          U.S.A.
          Attention:  General Counsel
          Telephone:  (713) 561-6365
          Facsimile:  (713) 561-6380

     6.4  Governing Law. Recognizing that the laws within different
          -------------
          international jurisdictions vary in their content and effect with respect to similar subject matter, and that the parties desire uniformity and predictability in interpretation and enforcement of this Agreement and related agreements with international scope made contemporaneously by the parties and their Affiliates, the parties have agreed to the following provisions regarding applicable law to govern this Agreement: All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of Switzerland (without application of the United Nations Convention on the International Sale of Goods).

     6.5  Partial Invalidity.  In the event that any provision of this Agreement
          ------------------
          will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

     6.6  Independent Contractors.  Each party will act as an independent
          -----------------------
          contractor under the terms of this Agreement. Neither party is, nor will it be deemed to be, an employee, agent, partner, co-venturer, or legal representative of the other for any purpose.

     6.7  Nonassignability. Neither this Agreement nor any of the rights,
          ----------------
          interests, duties, or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate of such party; provided that, in no event shall a party assign to an Affiliate less than the entirety of its rights and obligations under this Agreement. Any assignment made in violation of this Section 6.7 will be void and of no effect. Subject to this
          Section 6.7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their Permitted Successors.

     6.8  Arbitration.
          -----------

          6.8.1 In the event the Parties are unable to resolve any dispute or conflict arising from or relating to this Agreement within thirty (30) days after it is formally presented for resolution by written notice, any party may submit such conflict for resolution to the Chief Executive Officers of the parties.


CONFIDENTIAL                               First Amended Option Agreement-Page 5

          6.8.2 In the event the Chief Executive Officers of the parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris ("Rules") by three arbitrators appointed in accordance with the Rules.

          6.8.3 The place of arbitration shall be Zurich. The procedural law of this place shall apply where the Rules are silent.

          6.8.4 The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

          6.8.5 The language to be used in the arbitral proceedings shall be English.

     6.9  Confidentiality. The parties acknowledge that by reason of their
          ---------------
          relationship hereunder, each has had and will continue to have access to certain information and materials concerning the other's business, plans, customers, technology, and/or Processed Tissues that is considered by a party to be confidential ("Confidential Information") and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. To the extent that such information is considered confidential, the disclosing party will so indicate to the receiving party, in the case of information in documentary or other tangible form, by labeling it conspicuously as "CONFIDENTIAL" (or words of similar import) and in the case of information conveyed verbally, by identifying same in writing within ten days after the first verbal disclosure. Each party agrees that it will not use in any way other than as expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party, and will take reasonable precautions (and will cause its Affiliates to take reasonable precautions) to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. Each party will disclose Confidential Information only to those of its employees who have a need to know such information. If Confidential Information is required to be disclosed in response to an order by a court or other government body, or if otherwise required to be disclosed by law, or if necessary to establish the rights of a party under this Agreement, the receiving party shall use reasonable efforts to provide the disclosing party with advance notice of such required disclosure to give the disclosing party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. "Confidential Information" does not include information, materials, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is independently developed by a party without the use of any Confidential Information of the other parties; (iv) is obtained from any third party who is authorized to disclose such data and information without obligation of confidentiality, or (v) is approved for release by the disclosing party.

CONFIDENTIAL                               First Amended Option Agreement-Page 6

     6.10 Public Relations And Announcements.  The parties shall agree upon and
          ----------------------------------
          issue a press release upon the signing of this Agreement. No party shall issue a press release or any other published statement that refers to another party, its Affiliates or the other party's products without first obtaining the agreement of such other party as to the form and content of the statement, which approval shall be timely and not unreasonably withheld.

        In witness whereof, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.

          Tutogen Medical, Inc.                   Sulzer Medica A.G.


     /s/ Manfred Kruger                       /s/ Andre P. Buchel
By:---------------------------           By:-------------------------------
          Manfred Kruger                          Andre P. Buchel
          President and CEO                       President and CEO

                                             /s/ Josef Ruegg
                                         By:-------------------------------
                                                  Josef Ruegg

       September 29, 2000                       September 29, 2000
Date:-------------------------           Date:-----------------------------


CONFIDENTIAL                               First Amended Option Agreement-Page 7

                                   Schedule A


-----------------------------------------------------------------------------------------------------------------------------
Field of use                                             Processed Tissue Range                  Option Period
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
1.  Spine                                                as defined                                     none
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
2.  Traumatology/Orthopedic                              General bone fixation                          6 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Pins                                           6 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Screws                                         6 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Nails                                          6 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Plates                                         6 Months
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
3.  Hip                                                  Acetabulum Caps                                24 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Bone blocks (various sizes)                    24 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Granulate                                      24 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Screws                                         24 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Nails                                          24 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Pins                                           24 Months
------------------------------------------------------------------------------------------------------------------------------
                                                         Dowels                                         24 Months
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

4.  General Orthopedic Surgery (also applicable          AAA and BMP Bonegraft                          24 Months
    for field of use 1-4 of this schedule)
    (additional R&D work to be done)
------------------------------------------------------------------------------------------------------------------------------

CONFIDENTIAL                               Schedule A to Option Agreement-Page 1